Subject to Completion, Pricing Supplement dated October 7, 1997

PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 17 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                      Dated           , 1997
                                                                Rule 424(b)(3)
                                $25,000,000
                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes
         Reset Performance Equity-linked Redemption Quarterly-pay
                        Securities ("Reset PERQS")

                    % RESET PERQS DUE OCTOBER 29, 1999

    Reset PERQS Mandatorily Exchangeable For Shares of Common Stock of
                        ASCEND COMMUNICATIONS, INC.

               The    % Reset PERQS due October 29, 1999 (the "Reset PERQS")
are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

               The principal amount of each of the Reset PERQS being offered
hereby will be $       (the Market Price of the common stock, $0.001 par
value, of Ascend Communications, Inc. ("Ascend") on              , 1997) (the
"Initial Price").  The Reset PERQS will mature on October 29, 1999.  Interest
on the Reset PERQS, at the rate of     % of the principal amount per annum
(equivalent to $      per annum per Reset PERQS), is payable quarterly in
arrears on each January 29, April 29, July 29 and October 29, beginning January 29, 1998.

               At maturity upon delivery of each Reset PERQS to the Trustee,
each $       principal amount of such Reset PERQS will be applied by the
Company as payment for a number of shares of the common stock of Ascend (the "Ascend Stock") at the then applicable Exchange Ratio. The Exchange Ratio, initially set at 1.0, is subject to adjustment on the First Year Determination Date and at maturity in order to cap the value of the Ascend Stock to be
received upon delivery of the Reset PERQS at $      per $      principal
amount of each Reset PERQS (           % of the Initial Price). Solely for
purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Ascend Stock to be delivered will also be adjusted by an Exchange Factor, initially set at 1.0. See "Exchange at Maturity," "Exchange Factor" and "Antidilution Adjustments" in this Pricing Supplement.

               If the First Year Closing Price is less than or equal to % of the Initial Price (the "First Year Cap Price"), no adjustment to the Exchange Ratio will be made at such time. If the First Year Closing Price exceeds the First Year Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the First Year Cap Price and the denominator of which will be the First Year Closing Price. In addition, on the First Year Determination Date, the Calculation Agent will establish the "Second Year Cap Price" that will be equal to the greater of (x)
       % of the First Year Closing Price and (y) the First Year Cap Price. If the Market Price at maturity (as defined herein, the "Maturity Price") is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and
(ii) a fraction the numerator of which will be the Second Year Cap Price and the denominator of which will be the Maturity Price. See "Exchange at Maturity" and "Hypothetical Payments on the Reset PERQS" in this Pricing Supplement.

               The opportunity for appreciation afforded by an investment in the Reset PERQS is less than that afforded by an investment in the Ascend Stock because at maturity a holder may receive less than one share of Ascend Stock per Reset PERQS if the Exchange Ratio has been adjusted to cap the value of the Ascend Stock to be received upon delivery of the Reset PERQS. The value of the Ascend Stock received by a holder of the Reset PERQS upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Reset PERQS. See "Hypothetical Payments on the Reset PERQS" in this Pricing Supplement.

               Ascend is not affiliated with the Company, is not involved in this offering of Reset PERQS and will have no obligations with respect to the Reset PERQS. See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for Ascend Stock.

               The Company will cause the Market Price, any adjustments to the Exchange Ratio, the Exchange Factor and any other antidilution adjustments to be determined by the Calculation Agent for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the Reset PERQS entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-6 through PS-8 herein.

                        ---------------------------
                        PRICE $       A RESET PERQS
                        ---------------------------


                                                Agent's        Proceeds to
                     Price to Public(1)     Commissions(2)      Company(1)
                     ------------------     --------------     -----------
Per Reset PERQS..             $                    $                $
Total............             $                    $                $


(1) Plus accrued interest, if any, from           , 1997.
(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.


Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                        MORGAN STANLEY DEAN WITTER



                   (This page intentionally left blank)



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE RESET PERQS OR THE ASCEND STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE RESET PERQS OR THE ASCEND STOCK
IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL INFORMATION CONCERNING PLAN OF DISTRIBUTION" AND "USE OF PROCEEDS AND HEDGING."

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $25,000,000

Maturity Date.................   October 29, 1999

Interest Rate.................      % per annum (equivalent to $     per annum
                                 per Reset PERQS)

Interest Payment Dates........   Each January 29, April 29, July 29 and
                                 October 29, beginning January 29, 1998.

Specified Currency............   U.S. Dollars

Issue Price...................   $          a Reset PERQS

Original Issue Date
(Settlement Date).............             , 1997

CUSIP.........................   617446430

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or
Subordinated Note.............   Senior

Denominations.................   $        and integral multiples thereof

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

First Year Determination Date.   October 29, 1998  (or if such date is not a
                                 Trading Day on which no Market Disruption
                                 Event occurs, the immediately succeeding
                                 Trading Day on which no Market Disruption
                                 Event occurs)

Exchange at Maturity..........   At maturity (including as a result of
                                 acceleration or otherwise), upon delivery of
                                 each Reset PERQS to the Trustee, each $
                                 principal amount of such Reset PERQS will be
                                 applied by the Company as payment for a
                                 number of shares of Ascend Stock at the
                                 Exchange Ratio.  The Exchange Ratio,
                                 initially set at 1.0,  is subject to
                                 adjustment on the First Year Determination
                                 Date and at maturity in order to cap the
                                 value of the Ascend Stock to be received upon
                                 delivery of the Reset PERQS at $       per
                                 principal amount of each Reset PERQS (
                                    % of the Initial Price).  Solely for
                                 purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Ascend Stock to be delivered at maturity will also be adjusted by an Exchange
                                 Factor, initially set at 1.0. See "Exchange
                                 Factor" and "Antidilution Adjustments" below.

                                 If the First Year Closing Price is less than
                                 or equal to        % of the Initial Price
                                 (the "First Year Cap Price"), no adjustment
                                 to the Exchange Ratio will be made at such
                                 time.  If the First Year Closing Price
                                 exceeds the First Year Cap Price, the
                                 Exchange Ratio will be adjusted so that the
                                 new Exchange Ratio will equal the product of
                                 (i) the existing Exchange Ratio and (ii) a
                                 fraction the numerator of which will be the
                                 First Year Cap Price and the denominator of
                                 which will be the First Year Closing Price.
                                 In addition, on the First Year Determination
                                 Date, the Calculation Agent will establish
                                 the "Second Year Cap Price" that will be
                                 equal to the greater of (x)        % of the
                                 First Year Closing Price and (y) the First
                                 Year Cap Price.  Notice of the Second Year
                                 Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust Company, New York, New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year Cap Price and the denominator of which will be the Maturity Price. See "Hypothetical Payments on the Reset PERQS" below.

                                 All percentages resulting from any
                                 calculation with respect to the Reset PERQS
                                 (and the First Year Cap Price and the Second
                                 Year Cap Price) will be rounded to the
                                 nearest one hundred-thousandth of a
                                 percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts related to payments at maturity
                                 resulting from such calculation will be
                                 rounded to the nearest cent with one-half cent being rounded upwards.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of Ascend Stock to be delivered with respect to each $ principal amount of each Reset PERQS and (ii) deliver such shares of Ascend Stock (and cash in respect of interest and any fractional shares of Ascend Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor. References to payment "per Reset PERQS" refer to each $
                                       principal amount of any Reset PERQS.

No Fractional Shares..........   Upon delivery of the Reset PERQS to the
                                 Trustee at maturity (including as a result of acceleration or otherwise), the Company will pay cash in lieu of issuing fractional shares of Ascend Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Ascend Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Initial Price.................   $

First Year Closing Price......   First Year Closing Price means the product of
                                 (i) the Market Price of one share of Ascend
                                 Stock and (ii) the Exchange Factor, each determined as of the First Year Determination
                                 Date.

Maturity Price................   Maturity Price means the product of (i) the
                                 Market Price of one share of Ascend Stock and
                                 (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

First Year Cap Price..........   $      (     % of the Initial Price)

Second Year Cap Price.........   Second Year Cap Price means the greater of
                                 (x)        % of the First Year Closing Price
                                 and (y) the First Year Cap Price.  See
                                 "Exchange at Maturity" above.

Exchange Factor...............   The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events through and including the second scheduled
                                 Trading Day immediately prior to maturity.
                                 See "Antidilution Adjustments" below.

Market Price..................   If Ascend Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market
                                 ("NASDAQ NMS") or is included in the OTC
                                 Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the
                                 Market Price for one share of Ascend Stock
                                 (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Ascend Stock (or such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC
                                 Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading
                                 Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Ascend Stock (or such other security) obtained from as many dealers in such stock, but not exceeding three, as will make such bid prices available to the Calculation Agent.
                                 The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted (i) on the New York Stock Exchange
                                 ("NYSE"), the AMEX and the NASDAQ NMS, (ii) on the Chicago Mercantile Exchange, (iii) on the Chicago Board of Options Exchange and (iv) in the over-the-counter market for equity securities in the United States.

Acceleration Event............   If on any date the product of the Market
                                 Price per share of Ascend Stock and the
                                 Exchange Factor is less than $2.00, the
                                 maturity date of the Reset PERQS will be
                                 deemed to be accelerated to such date, and
                                 each $        principal amount of each Reset
                                 PERQS will be applied by the Company as
                                 payment for a number of shares of Ascend
                                 Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor.
                                 See also "Antidilution Adjustments" below.

Calculation Agent.............   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")
                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation
                                 Agent and the holders of the Reset PERQS, including with respect to certain determinations and judgments that the
                                 Calculation Agent must make in making
                                 adjustments to the Exchange Factor or other antidilution adjustments or determining any
                                 Market Price or whether a Market Disruption
                                 Event has occurred. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.
                                 See "Antidilution Adjustments" and "Market
                                 Disruption Event" below.

Risk Factors..................   An investment in the Reset PERQS entails
                                 significant risks not associated with similar investments in a conventional debt security, including those set forth below. In accordance with AMEX requirements, the Agent and any dealer may only sell Reset PERQS to investors whose accounts have been specifically approved by such Agent or dealer for trading equity-linked securities.

                                 The Reset PERQS combine features of equity and debt instruments. For example, the terms of the Reset PERQS differ from those of debt securities in that the value of the Ascend Stock that a holder of the Reset PERQS will receive upon mandatory exchange of the principal amount thereof at maturity is not fixed, but is based on the price of the Ascend Stock on the First Year Determination Date and at maturity of the Reset PERQS. Because the price of the Ascend Stock is subject to market fluctuations and because the Exchange Ratio will be adjusted to cap the value of the Ascend Stock to be received upon delivery of the Reset PERQS, the value of the Ascend Stock received by a holder of Reset PERQS upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Reset PERQS. The amount receivable upon exchange will be less than the principal amount of the Reset PERQS if the Maturity Price of the Ascend Stock is (x) less than the Initial Price or (y) not sufficiently above the Initial Price following any adjustment of the Exchange Ratio on the First Year Determination Date. In either case, an investment in the Reset PERQS would result in a loss. See "Hypothetical Payments on the Reset PERQS" below.

                                 The opportunity for capital appreciation
                                 afforded by an investment in the Reset PERQS
                                 is less than that afforded by an investment in Ascend Stock because of the First and Second Year Cap Prices and because at maturity a holder may receive less than one share of Ascend Stock per Reset PERQS if the Exchange Ratio has been adjusted to cap the value of the Ascend Stock to be received upon delivery of the Reset PERQS. In addition, because the Exchange Ratio and the Maturity Price are determined as of the second scheduled Trading Day prior to maturity of the Reset PERQS and because the price of Ascend Stock may fluctuate after such Trading Day and prior to its delivery at maturity, the value of any Ascend Stock delivered at maturity may be less than the value of such Ascend Stock on
                                 such Trading Day.  The amount payable at
                                 maturity with respect to each Reset PERQS,
                                 determined as of the second scheduled Trading Day prior to maturity, will not under any
                                 circumstances exceed $          per Reset
                                 PERQS.

                                 Although the amount that holders of the Reset PERQS are entitled to receive at maturity is subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the Market Price of the Ascend Stock, including, without limitation, the occurrence of a partial tender or exchange offer for the Ascend Stock by Ascend or any third party. Such other events may adversely affect the market value of the Reset PERQS.

                                 The Notes are not currently listed on any exchange. The Company is not obligated to list the Notes; however, it may do so in the future. There can be no assurance as to how the Reset PERQS will trade in the secondary market or whether such market will be liquid or illiquid. Securities with characteristics similar to the Reset PERQS are novel securities, and there is currently no secondary market for the Reset PERQS. The market value for the Reset PERQS will be affected by a number of factors in addition to the creditworthiness of the Company and the value of Ascend Stock, including, but not limited to, the volatility of Ascend Stock, the dividend rate on Ascend Stock, market interest and yield rates and the time remaining to the maturity of the Reset PERQS. In addition, the value of Ascend Stock depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally and the market segment of which Ascend is a part and over which the Company has no control. The market value of the Reset PERQS is expected to depend primarily on changes in the Market Price of Ascend Stock. The price at which a holder will be able to sell Reset PERQS prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Market Price of Ascend Stock is below, equal to or not sufficiently above the Initial Price. The historical Market Prices of Ascend Stock should not be taken as an indication of Ascend Stock's future performance during the term of any Reset PERQS.

                                 The Company is not affiliated with Ascend and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning Ascend, corporate events of Ascend, including those described below in "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

                                 Ascend is not involved in the offering of the Reset PERQS and has no obligations with respect to the Reset PERQS, including any obligation to take the interests of the Company or of holders of Reset PERQS into consideration for any reason. Ascend will not receive any of the proceeds of the offering of the Reset PERQS made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Reset PERQS offered hereby.

                                 Holders of the Reset PERQS will not be
                                 entitled to any rights with respect to the Ascend Stock (including, without limitation, voting rights, the rights to receive any dividends or other distributions in respect thereof and the right to tender or exchange Ascend Stock in any partial tender or exchange offer by Ascend or any third party) until such time as the Company shall deliver shares of Ascend Stock to holders of the Reset PERQS at maturity.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Reset PERQS, including with respect to certain adjustments to the Exchange Factor and other antidilution adjustments that may influence the determination of the amount of Ascend Stock or other property receivable at the maturity of the Reset PERQS. See "Antidilution Adjustments" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Reset PERQS should reach an investment decision only after carefully considering the suitability of the Reset PERQS in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Reset PERQS. No statutory, judicial or administrative authority definitively addresses the characterization for U.S. federal income tax purposes of the Reset PERQS or instruments similar to the Reset PERQS. As a result, significant aspects of the U.S. federal income tax treatment of an investment in the Reset PERQS are uncertain. No ruling has been or will be requested from the Internal Revenue Service ("IRS") with respect to the Reset PERQS and no assurance can be given that the IRS or a court will agree with the analysis set forth herein. See "United States Federal Income Taxation" below.

Antidilution Adjustments......   The Exchange Factor will be adjusted as
                                 follows:

                                    1.  If Ascend Stock is subject to a
                                 stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Ascend Stock.

                                    2.  If Ascend Stock is subject to a
                                 stock dividend (issuance of additional
                                 shares of Ascend Stock) that is given
                                 ratably to all holders of shares of Ascend
                                 Stock, then once the dividend has become effective and Ascend Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Ascend Stock and (ii) the prior Exchange Factor.

                                    3.  There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to Ascend Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Ascend Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Ascend Stock by an amount equal to at least 10% of the Market Price of Ascend Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Ascend Stock, the Exchange Factor with respect to Ascend Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Ascend Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Ascend Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Ascend Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (v) of paragraph 5.

                                    4.  If Ascend issues rights or warrants
                                 to all holders of Ascend Stock to
                                 subscribe for or purchase Ascend Stock at an exercise price per share less than the Market Price of the Ascend Stock on both
                                 (i) the date the exercise price of such
                                 rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Ascend Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Ascend Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Ascend Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Ascend Stock which the aggregate offering price of the total number of shares of Ascend Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                    5.  If (i) there occurs any
                                 reclassification of Ascend Stock, (ii)
                                 Ascend or any surviving entity or
                                 subsequent surviving entity of Ascend (a
                                 "Ascend Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Ascend or any Ascend Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Ascend is liquidated, (v) Ascend issues to all of its shareholders equity securities of an issuer other than Ascend (other than in a transaction described in clauses (ii),
                                 (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of Ascend Stock (any such event in clauses
                                 (i) through (vi) a "Reorganization
                                 Event"), the method of determining the
                                 amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $ principal amount of each Reset PERQS, securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Ascend Stock with respect to which the spun-off security was issued
                                 (collectively, the "Exchange Property") in an amount with a value equal to (a) if the Exchange Ratio has not been adjusted prior to maturity, the Transaction Value or (b) if the Exchange Ratio has been adjusted, an amount equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the above, if the Exchange Property received in any such
                                 Reorganization Event consists only of
                                 cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Ascend Stock and holders will receive in lieu of any Ascend Stock and as liquidated damages in full satisfaction of the Company's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Ascend Stock, as adjusted by the Exchange Factor, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Ascend Stock, as adjusted by the Exchange Factor and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Ascend Stock, as adjusted by the Exchange Factor.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Ascend Stock, including, without limitation, a partial tender or exchange offer for the Ascend Stock.

                                 NOTWITHSTANDING THE FOREGOING, THE AMOUNT
                                 PAYABLE BY THE COMPANY AT MATURITY WITH
                                 RESPECT TO EACH RESET PERQS, DETERMINED AS OF THE SECOND SCHEDULED TRADING DAY PRIOR TO MATURITY, WILL NOT UNDER ANY CIRCUMSTANCES
                                 EXCEED $       PER RESET PERQS OR AN AMOUNT
                                 OF ASCEND STOCK HAVING AN EQUIVALENT VALUE AS OF SUCH SECOND SCHEDULED TRADING DAY.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Ascend Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Ascend Stock on the primary market for Ascend Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to Ascend Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Reset PERQS.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Ascend
                                 Stock by the primary securities market
                                 trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market,
                                 (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Ascend Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Ascend Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Ascend Stock; Public
Information....................  Ascend develops, manufactures and markets, sells and supports a broad range of
                                 high-speed integrated remote networking
                                 products that enable its customers to build:
                                 (i) Internet access systems consisting of
                                 point-of-presence termination equipment for
                                 Internet service providers and remote site
                                 Internet access equipment for Internet
                                 subscribers; (ii) high speed Internet
                                 Protocol switches for application in
                                 telecommunications carriers and Internet
                                 service provider backbone networks; (iii)
                                 extensions and enhancements to corporate
                                 backbone networks that facilitate access to
                                 these networks by remote offices,
                                 telecommuters and mobile computer users; and
                                 (iv) videoconferencing and multimedia access
                                 facilities. Ascend Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission").   Information provided to or
                                 filed with the Commission can be inspected
                                 and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov.    Information
                                 provided to or filed with the Commission by Ascend pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 000-23774. In addition, information regarding Ascend may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 RESET PERQS OFFERED HEREBY AND DOES NOT
                                 RELATE TO ASCEND STOCK OR OTHER SECURITIES OF ASCEND. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING ASCEND ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH.
                                 NEITHER THE COMPANY NOR THE AGENT HAS
                                 PARTICIPATED IN THE PREPARATION OF SUCH
                                 DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY
                                 WITH RESPECT TO ASCEND IN CONNECTION WITH THE OFFERING OF THE RESET PERQS. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING ASCEND ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF ASCEND (AND THEREFORE THE INITIAL PRICE, THE FIRST YEAR CAP PRICE AND THE MAXIMUM APPRECIATION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING ASCEND COULD AFFECT THE VALUE RECEIVED AT MATURITY WITH RESPECT TO THE RESET PERQS AND THEREFORE THE TRADING PRICES OF THE RESET PERQS.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF RESET PERQS AS TO THE PERFORMANCE OF ASCEND STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with Ascend including extending loans to, or making equity investments in, Ascend or providing advisory services to Ascend, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to Ascend and, in addition, one or more affiliates of the Company may publish research reports with respect to Ascend. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws. Any prospective purchaser of a Reset PERQS should undertake an independent investigation of Ascend as in its judgment is appropriate to make an informed decision with respect to an investment in Ascend Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1994, 1995, 1996 and
                                 1997 through October 6, 1997.  The Market
                                 Price on October 6, 1997 was $32(1)/(4).  The
                                 Market Prices listed below were obtained from Bloomberg Financial Markets and the Company believes such information to be accurate.
                                 The historical prices of Ascend Stock should not be taken as an indication of future performance, and no assurance can be given that the price of Ascend Stock will not decrease so that the beneficial owners of the Reset PERQS will receive at maturity shares of Ascend Stock worth less than the principal amount of the Reset PERQS. Nor can assurance be given that the price of Ascend Stock will increase above the Initial Price so that at maturity the beneficial owners of the Reset
                                 PERQS will receive an amount in excess of the principal amount of the Reset PERQS.

                              Ascend                High              Low
                              ------                ----              ---
                 (CUSIP 043491109)
                 1994
                 First Quarter...............        N/A              N/A
                 Second Quarter..............     1(31)/(32)       1(29)/(64)
                 Third Quarter...............     3(11)/(32)       1(11)/(16)
                 Fourth Quarter..............     5(17)/(32)       2(27)/(32)
                 1995
                 First Quarter...............      8(1)/(8)         5(1)/(32)
                 Second Quarter..............    12(11)/(16)       7(61)/(64)
                 Third Quarter...............     21(5)/(16)      12(11)/(16)
                 Fourth Quarter..............     40(9)/(16)       18(7)/(16)
                 1996
                 First Quarter...............     57               32(1)/(4)
                 Second Quarter..............     70(5)/(8)        51(3)/(4)
                 Third Quarter...............    67(13)/(16)       41(3)/(4)
                 Fourth Quarter..............     73(7)/(8)        60(1)/(8)
                 1997
                 First Quarter...............     78(3)/(4)        40(3)/(4)
                 Second Quarter..............     59(1)/(2)        38
                 Third Quarter...............     55               32(3)/(8)
                 Fourth Quarter (through
                   October 6, 1997)..........     33               32(1)/(4)


                                 Ascend has not paid cash dividends on the Ascend Stock to date. The Company makes no representation as to the amount of dividends, if any, that Ascend will pay in the future. In any event, holders of the Reset PERQS will not be entitled to receive dividends, if any, that may be payable on Ascend Stock.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Reset PERQS will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Reset PERQS.
                                 See also "Use of Proceeds" in the
                                 accompanying Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries or others, may hedge its
                                 anticipated exposure in connection with the Reset PERQS by taking positions in Ascend Stock, in options contracts on Ascend Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of Ascend Stock, and therefore effectively increase the level to which Ascend Stock must rise before a holder of a Reset PERQS would receive at maturity an amount of Ascend Stock worth as much as or more than the principal amount of the Reset PERQS. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of Ascend Stock, there can be no assurance that the Company will not affect such price as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Reset PERQS by purchasing and selling the securities and instruments listed above and any other available securities and instruments.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Reset PERQS, the Agent may engage in
                                 transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or the Ascend Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the Ascend Stock in the open market. See "Use of Proceeds and Hedging" above.

United States Federal Income
Taxation......................   This summary addresses certain U.S.
                                 federal income tax consequences to holders who are initial holders of the Reset PERQS purchasing the Reset PERQS at the Issue
                                 Price, and who will hold the Reset PERQS as capital assets within the meaning of Section
                                 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, administrative pronouncements, judicial decisions and existing and proposed
                                 Treasury Regulations, changes to any of which subsequent to the date of this Pricing
                                 Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                 federal income tax laws (e.g., certain
                                 financial institutions, insurance companies, tax-exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Reset
                                 PERQS is technical and complex, the
                                 discussion below necessarily represents
                                 only a general summary.  Moreover, the
                                 effect of any applicable state, local or foreign tax laws is not discussed.

                                 As used herein, the term "Holder" means a beneficial owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation created or organized under the laws of the U.S. or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                 General

                                 Pursuant to the terms of the Reset PERQS, the Company and every Holder of a Reset PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Reset PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward Contract") that entitles the Holder of the Reset PERQS to purchase, and the Company to sell, for an amount equal to the Issue Price of the Reset PERQS, the Ascend Stock at the maturity (or, alternatively, upon an earlier redemption of the Reset PERQS) that pays the
                                 Holder a quarterly contract fee of       %
                                 per annum (the "Contract Fee"), and (ii) a
                                 deposit with the Company of a fixed amount of cash to secure the Holder's purchase obligation under the Forward Contract (the "Deposit"), which Deposit is bearing quarterly interest (the "Deposit Interest") at a rate
                                 of        % per annum.  Furthermore, based on
                                 the Company's determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, the Company will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. The Company's allocation of the Issue Price among the Components will be binding on a Holder of the Reset PERQS, unless such Holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from the Company's. The treatment of the Reset PERQS described above and the Company's allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, Davis Polk & Wardwell, special tax counsel to the Company ("Tax Counsel"), is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. AS A RESULT, SIGNIFICANT ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE RESET PERQS ARE NOT CERTAIN, AND NO ASSURANCE CAN
                                 BE GIVEN THAT THE IRS OR THE COURTS WILL
                                 AGREE WITH THE CHARACTERIZATION DESCRIBED
                                 ABOVE.  ACCORDINGLY, PROSPECTIVE PURCHASERS
                                 ARE URGED TO CONSULT THEIR TAX ADVISORS
                                 REGARDING THE U.S. FEDERAL INCOME TAX
                                 CONSEQUENCES OF AN INVESTMENT IN THE RESET
                                 PERQS (INCLUDING ALTERNATIVE
                                 CHARACTERIZATIONS OF THE RESET PERQS) AND
                                 WITH RESPECT TO ANY TAX CONSEQUENCES ARISING
                                 UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION IS BASED ON THE TREATMENT AND THE ALLOCATION DESCRIBED ABOVE.

                                 Tax Treatment of the Reset PERQS

                                 Assuming the characterization of the Reset
                                 PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                 Deposit Interest and Contract Fee. The
                                 Deposit Interest and Contract Fee will
                                 generally be taxable to a Holder as ordinary income at the time it accrues or is received in accordance with the Holder's method of accounting for U.S. federal income tax purposes.

                                 Tax Basis.  Based on the Company's
                                 determination set forth above, the Holder's tax basis in the Deposit would be 100% of the Issue Price, and the Holder's tax basis in the Forward Contract will be zero.

                                 Settlement of the Forward Contract. Upon the final settlement of the Forward Contract, a Holder would, pursuant to the Forward Contract, be deemed to have applied the Deposit toward the purchase of Ascend Stock, and a Holder would not recognize any gain or loss with respect to any Ascend Stock received thereon. With respect to any cash received upon settlement, a Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Holder's tax basis in the Deposit allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any Ascend Stock received upon settlement, the Holder would have an adjusted tax basis in such Ascend Stock equal to the pro rata portion of the Holder's tax basis in the Deposit allocable thereto. The allocation of the Holder's tax basis in the Deposit between cash and Ascend Stock should be based on the amount of the cash received and the relative fair market value, as of the settlement date, of the Ascend Stock. The Holder's holding period of any Ascend Stock received would start on the day after the settlement date.

                                 Sale or Exchange of the Components. Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such Holder's tax basis in the Components so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be.
                                 For these purposes, the amount realized does not include any amount attributable to accrued but unpaid Deposit Interest, which would be taxed as described under "--Deposit Interest and Contract Fee" above.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the Reset PERQS

                                 Due to the absence of authorities that
                                 directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 The Company will take the position that the Reset PERQS are not single debt instruments, and therefore, that the Contingent Payment Regulations do not apply to the Reset PERQS. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a Holder would be required to accrue as original issue discount income, subject to the adjustments described below, at a "comparable yield" on the Issue Price, which would likely be lower than the sum of the Contract Fee and the Deposit Interest. In addition, the Contingent Payment Regulations require that a projected payment schedule, which must result in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. Furthermore, any gain realized with respect to the Reset PERQS will generally be treated as ordinary income, and any loss realized will generally be treated as ordinary loss to the extent of the Holder's prior ordinary income inclusion (which were not previously reversed) with respect to the Reset PERQS.

                                 Even if the Contingent Payment Regulations do not apply to the Reset PERQS, other alternative U.S. federal income characterizations or treatments of the Reset PERQS are also possible, which may also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a pre-paid forward contract. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                 Backup Withholding and Information Reporting

                                 A Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid (or property delivered) to the Holder, unless such Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.



                 HYPOTHETICAL PAYMENTS ON THE RESET PERQS

               Based on an Initial Price of $34 per share of Ascend Stock and a first year cap of 141% and a second year cap of 141%, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, the consequent adjustments to the Exchange Ratio, Second Year Cap Prices, the Payments at Maturity Based on Ascend Stock for each $34 principal amount of Reset PERQS and the total return including interest payments, based on a hypothetical interest rate of 8.00% per annum, for each $34 principal amount of Reset PERQS. For purposes of this table only, all Adjusted Exchange Ratios are rounded to the nearest one-hundredth of a percentage point with five one-hundredths of a percentage point being rounded upwards.



                   Initial                                                  9/30/98
                  Exchange      First Year Cap        First Year           Adjusted          Second Year Cap
Initial Price       Ratio           Price           Closing Price       Exchange Ratio            Price
-------------     --------      --------------      -------------       --------------       ---------------
$ 34.00             1.00            $47.94            $ 80.00               0.5993              $112.80
$ 34.00             1.00            $47.94            $ 70.00               0.6849              $ 98.70
$ 34.00             1.00            $47.94            $ 45.00               1.0000              $ 63.45
$ 34.00             1.00            $47.94            $ 65.00               0.7375              $ 91.65
$ 34.00             1.00            $47.94            $ 45.00               1.0000              $ 63.45
$ 34.00             1.00            $47.94            $ 60.00               0.7990              $ 84.60
$ 34.00             1.00            $47.94            $ 70.00               0.6849              $ 98.70
$ 34.00             1.00            $47.94            $ 30.00               1.0000              $ 47.94
$ 34.00             1.00            $47.94            $ 15.00               1.0000              $ 47.94
$ 34.00             1.00            $47.94            $100.00               0.4794              $141.00

                                   141% of                                                  Greater of (x)
                                Initial Price                                               141% of First
                                                                                            Year  Closing
                                                                                            Price and (y)
                                                                                            First Year Cap
                                                                                                Price


                                                                        Reset PERQS
                                                 Reset PERQS             Payment at
                                                  Payment at           Maturity plus
                       9/30/99 Adjusted        Maturity Based           8.00% Coupon
  Maturity Price        Exchange Ratio         on Ascend Stock       ("Total Payment")
  --------------       ----------------        ---------------        ----------------
    $125.00                 0.5408                  $67.60                  $73.04
    $110.00                 0.6145                  $67.60                  $73.04
    $ 75.00                 0.8460                  $63.45                  $68.89
    $ 85.00                 0.7375                  $62.69                  $68.13
    $ 60.00                 1.0000                  $60.00                  $65.44
    $ 75.00                 0.7990                  $59.93                  $65.37
    $ 55.00                 0.6849                  $37.67                  $43.11
    $ 25.00                 1.0000                  $25.00                  $30.44
    $ 10.00                 1.0000                  $10.00                  $15.44
    $ 15.00                 0.4794                  $ 7.19                  $12.63

                                               Maturity Price
                                               times Adjusted
                                               Exchange Ratio